Exhibit 3.2

RESTATED CERTIFICATE OF INCORPORATION

OF

FOREST OIL CORPORATION

UNDER SECTION 807 OF THE BUSINESS CORPORATION LAW

(Restated as of October 21, 1993, as Amended to Date)

*  *  *  *  *  *

WE, THE UNDERSIGNED, being a Vice President and the Secretary of Forest Oil Corporation, do hereby certify:

1.                                       The name of the Corporation is Forest Oil Corporation.

2.                                       The certificate of incorporation of said corporation was filed by the Department of State on the 13th day of March, 1924 and its previous restated certificates of incorporation were filed by the Department of State on the 12th day of May, 1978, and the 19th day of May, 1992.

3.                                       The text of the certificate of incorporation of the Corporation as heretofore amended and restated, is hereby restated without amendment or change to read as herein set forth in full:

1.                                       The name of the Corporation is FOREST OIL CORPORATION.

2.                                       The purpose for which this Corporation is formed is to engage in any lawful act or activity for which corporations may be formed under the New York Business Corporation Law.  This Corporation is not formed to engage in any act or activity for which approval by any state department, official, board, agency or other body is required.

3.                                       The aggregate number of shares of capital stock which the Corporation shall have authority to issue is Two Hundred Ten Million (210,000,000), consisting of Two Hundred Million (200,000,000) shares of Common Stock, Par Value $.10 Per Share and Ten Million (10,000,000) shares of Preferred Stock, Par Value $.01 Per Share, which shares of Preferred Stock shall be classified into

Two classes, Senior Preferred Stock and Junior Preferred Stock as described in Paragraph 3.II, each class of which shall be issuable in one or more series.

The relative rights, preferences and limitations of each class of capital stock are, and the designation and relative rights, preferences and limitations of each series of Preferred Stock are to be fixed as follows:

I.                                         Common Stock.

A.                                   Dividends and Other Distributions.  Subject to the rights of the holders of Preferred Stock and subject to any other provisions of the Certificate of Incorporation, as amended from time to time, holders of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

B.                                     Voting.

(1)                                  At every meeting of the shareholders every holder of Common Stock shall be entitled to one (1) vote in person or by proxy for each share of Common Stock standing in his name on the transfer books of the Corporation.

(2)                                  No shareholder shall have the right to cumulate votes in the election of directors.

C.                                     Preemptive Rights.  Subject to any conversion rights of the shares of Preferred Stock, no holder of stock of the Corporation of any class shall be entitled as of right to subscribe for or receive any part of the authorized stock of the Corporation or any part of any new, additional or increased issues of stock of any class or of any obligations convertible into any class or classes of stock, but the Board of Directors may, without offering any such shares of stock or obligations convertible into stock to shareholders of any class, issue and sell or dispose of the same to such persons and for such considerations permitted by law as it may from time to time in its absolute discretion determine.

II.                                     Preferred Stock.

The 10,000,000 shares of Preferred Stock (the “Preferred Stock”) presently authorized shall be classified into two classes, each of which shall be issuable in one or more series.  The class of Senior Preferred Stock shall consist of 7,350,000 shares of Preferred Stock (the “Senior Preferred Stock”), of which up to 5,444,425 shares shall be issued in a series designated as “$.75 Convertible Preferred Stock,” which series of stock has the designations, relative rights, preferences and limitations as set forth in Paragraph II.D below.  The class of Junior Preferred Stock shall consist of 2,650,000 shares of Preferred Stock (the “Junior Preferred Stock”).

A.                                   Number Series.  Subject to any limitation prescribed by law, the number of shares in each series of Preferred Stock and the designation and relative rights, preferences and limitations of each series of Preferred Stock shall be fixed by the Board of Directors of the Corporation, provided that before any shares of a series of Preferred Stock are issued a certificate of amendment of this Certificate of Incorporation shall be filed as required by the Business Corporation Law.  Pursuant to the foregoing general authority vested in it, but not in limitation thereof, the Board of Directors is expressly empowered to determine with respect to the shares of each series of Preferred Stock:

(1)                      The dividend rights of such shares, including whether the dividends to which such shares are entitled shall be cumulative or noncumulative;

(2)                      Whether such shares shall be convertible into shares of Common Stock, or to the extent permitted by law, into shares of another series of Preferred Stock and, if so, upon what terms and conditions;

(3)                      Whether such shares shall have voting rights in addition to those provided by law and, if so, to what extent and upon what terms and conditions;

(4)                      Whether such shares shall be subject to redemption by the Corporation and, if so, upon what terms and conditions;

(5)                      Whether, if such shares are to be redeemable, a sinking fund or other fund shall be established for the purchase or redemption thereof and, if so, upon what terms and conditions; and

(6)                      The rights of such shares in the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, including whether such shares shall have any preferential claim against the assets of the Corporation and, if so, to what extent.

B.                                     Dividends.  The stated dividends on all outstanding shares of Preferred Stock (including any cumulative unpaid dividends, if dividends are cumulative), shall be declared and paid, or set apart for payment, before any dividends on the outstanding shares of Common Stock shall be declared and paid, or set apart for payment, with respect to the same dividend period.  The stated dividends on all outstanding shares of Senior Preferred Stock (including any cumulative unpaid dividends, if dividends are cumulative), shall be declared and paid, or set apart for payment, before any dividends on the outstanding shares of Junior Preferred Stock and Common Stock shall be declared and paid, or set apart for payment, with respect to the same dividend period.

C.                                     Voting.  Except as otherwise provided by law or by action of the Board of Directors in granting voting rights to the shares of any series of Preferred Stock, the entire voting power for the election of directors and for all other purposes shall be vested exclusively in the shares of Common Stock.

D.                                    Series A.  The Corporation shall have authority to issue up to 5,444,425 shares of Senior Preferred Stock to be designated as “$.75 Convertible Preferred Stock,” which series shall have the following designations, relative rights, preferences and limitations, in addition to those set forth in paragraph 3 of the Certificate of Incorporation of the Corporation (the shares of $.75 Convertible Preferred Stock being hereinafter called “Series A”):

(1)                      The holder of a share of Series A shall be entitled to receive, when and as declared by the Board of Directors of the Corporation, out of any funds legally available therefor, cumulative preferential dividends, at the rate of $.75 per annum, and no more.  Until December 31, 1993, the Company shall pay dividends in shares of Common Stock, which shares shall be valued in accordance with the formula described below.  After such date, dividends may be paid in cash, or at the Company’s election, in shares of Common Stock or in a combination of cash and Common Stock.

If the Company is entitled to make any dividend payment in shares of Common Stock, it may do so by delivering to each holder a number of shares determined by dividing (a) the aggregate amount of dividends such holder is entitled to receive less the amount of dividends to be paid in cash, if any, by (b) an amount equal to the product of the Computed Percentage and the arithmetic average of the last reported sales price for the Common Stock during the 10 consecutive trading days ending on the tenth calendar day prior to the date for determining shareholders entitled to the dividend.  In no event, however, may the amounts in (b) be less than $.10 per share of Common Stock (the par value thereof).  The “last reported sales price” of the Common Stock on any date means the last reported sales price (or if no such price is reported, the closing bid price) on such date as reported in the composite transactions for the NASDAQ/NMS, or if the Common Stock is not listed on the NASDAQ/NMS, the principal United States securities exchange on which the Common Stock is traded or, if the Common Stock is not listed on the NASDAQ/NMS or a United States national or regional stock exchange, as reported by NASDAQ or the National Quotation Bureau Incorporated, or if the Common Stock is not so listed or if such last reported sales price and closing bid are not reported by NASDAQ or the National Quotation Bureau Incorporated, then such price shall be determined by the Board of Directors in good faith, such determination to be conclusive.  “NASDAQ” means the National Association of Securities dealers, Inc. Automated Quotation System “NASDAQ/NMS” means the National Market System of the NASDAQ.

If the amount of dividends to be paid in shares of Common Stock on any dividend payment date plus the amount of interest (if any) on the Company’s indebtedness which has been paid in shares of Common Stock during the prior 45 consecutive calendar days is (i) less than or equal to one times the average weekly dollar trading volume of the Common Stock, the Computed Percentage shall be 90%, (ii) greater than one times but less than or equal to two times such average weekly dollar trading volume, the Computed Percentage shall be 85%, (iii) greater than two times but less than or equal to four times the average weekly dollar trading volume, the Computed Percentage shall be 80%, and (iv) greater than four times the average weekly dollar trading volume, the Computed Percentage shall be 75%.

The average weekly dollar trading volume means one-fourth of i) the daily volume of Common Stock traded for each of the twenty consecutive trading days ending on the tenth calendar day (or if such day is not a trading day, then the trading day immediately preceding such calendar day) prior to the date for determining shareholders entitled to the dividend, multiplied by (ii) the last reported sales price on each such trading day.

The dividends shall be payable quarterly on the first day of February, May, August and November, in each year, commencing February 1, 1992, to stockholders of record on a date, not less than seven (7) nor more than fifty (50) days preceding such dividend payment date, fixed for that purpose by the Board of Directors in advance of payment of each particular dividend.  Dividends on shares of Series A shall be cumulative and shall accrue, without interest, from the date of original issue of the shares of Series A regardless of whether or not the Corporation shall have funds legally available for payment of such dividends.  Dividends on account of arrears for any past quarterly dividend period may be declared and paid at any time, without reference to any regular dividend payment date, to holders of record on a date, not less than seven (7) nor more than fifty (50) days preceding the payment date thereof, as may be fixed by the Board of Directors.

(2)                      Except as otherwise may be provided herein, so long as any shares of Series A are outstanding, no dividends whatsoever, whether in cash, stock or otherwise (except for dividends paid in shares of junior stock), shall be paid or declared, nor shall any distribution be made, on any junior stock, nor shall any shares of junior stock (other than junior stock acquired in exchange for or out of the proceeds of the issue of other junior stock, or out of contributions to the capital of the Corporation) be purchased, redeemed, retired or otherwise acquired for valuable consideration by the Corporation, unless all dividends on the shares of Series A for all past quarterly dividend periods shall have been paid, or declared and a sum sufficient for the payment thereof set apart, and the accumulated dividend shares for the then current quarterly dividend period shall have been paid or declared and set apart for payment.  The term “junior stock” shall mean shares of the Corporation subordinate to the shares of Series A in order of preference as to dividends or as to payment or distribution of assets on liquidation, dissolution or winding up of the Corporation, including the Corporation’s Junior Preferred Stock and the Common Stock.  Whenever all accumulated dividends are not paid in full on the shares of Series A and any parity stock, all dividends declared on the shares of Series A and such parity stock will be declared or made pro rata so that the amount of dividends declared per share on the shares of Series A and such parity stock will bear the same ratio that the accrued and unpaid dividends per share on the shares of Series A and such parity stock bear to each other.  As used herein, the term “parity stock” means any series of the Preferred Stock of the Corporation hereafter created which ranks pari passu with the shares of Series A as to the right to receive dividends and as to payments or distribution of assets upon liquidation, dissolution or winding up of the Corporation.

No interest or sum of money in lieu of interest shall be payable in respect of any dividend payments or payments which may be in arrears.  If two consecutive quarterly dividends payable on Series A are in arrears and the full amount of accumulated dividends is not (i) paid or (ii) declared and funds or shares of Common Stock, as applicable, sufficient to pay such amount set aside for payment of dividends, within 15 business days after the payment date of the second consecutive dividend in arrears (a “Dividend Default”), the holder of each share of Series A shall be entitled to the right (a “Penalty Conversion Right”), on the two business days following the thirtieth calendar day (a “Penalty Conversion Date”), after such Dividend Default at the option of such holder, in lieu of all dividends which have accumulated but remain unpaid (whether or not declared), and unless such Dividend Default may have been cured subsequent to such period of 15 business days, to convert such share of Series A into the number of shares of Common Stock equal to a fraction, (a) the numerator of which is the liquidation preference of such share, plus all accumulated and unpaid dividends on such share to the Penalty Conversion Date, whether or not declared, and (b) the denominator of which is 75% of the average of the last reported sales prices of the Common Stock during the period beginning on the dividend payment date immediately preceding the Penalty Conversion Date and ending five trading days prior to the Penalty Conversion Date.  In no event, however, may the amount in (b) be less than $.10 per share of Common Stock (the par value thereof).

If (i) a Dividend Default shall have occurred, (ii) a Penalty Conversion Right with respect to any of the outstanding shares of Series A shall be exercisable as described above, and (iii) any of certain circumstances shall then exist that makes delivery of Common Stock by the Company in satisfaction of a Penalty Conversion Right unlawful, the Penalty Conversion Right with respect to Series A shall not terminate at the end of the two business days following the Penalty Conversion Date, but shall remain exercisable at any time until and including the thirtieth calendar day after the day on which no such circumstances shall continue to exist.  The number of shares of Common Stock into which each share of Series A shall be convertible upon the exercise of such an extended Penalty Conversion

Right shall be equal to a fraction; (a) the numerator of which is the liquidation preference of such share plus an amount equal to all accumulated and unpaid dividends thereon, whether or not declared, to the date of the exercise of such extended Penalty Conversion Right, and (b) the denominator of which is 75% of the average of the last reported sales prices of the Common Stock during the period beginning on the second consecutive dividend payment date with respect to which the Dividend Default giving rise to such extended Penalty Conversion Right originally occurred and ending five trading days prior to the thirtieth calendar day after the day on which the circumstances discussed in this paragraph no longer exist.  In no event, however, may the amount in (b) be less than $.10 per share of Common Stock (the par value thereof).

A holder of shares of Series A may surrender for conversion, pursuant to a then exercisable Penalty Conversion Right, all or any portion of such shares.  Except as set forth above with respect to the computation of the number of shares of Common Stock issuable upon exercise of a Penalty Conversion Right, no payment or adjustment will be made for accumulated dividends on any share of Series A converted pursuant to a Penalty Conversion Right or for dividends on any Common Stock issued pursuant to the exercise of a Penalty Conversion Right.  All accumulated and unpaid dividends on such shares shall cease to be payable following conversion of a share of Series A.

(3)(a)        At the option of the Board of Directors of the Corporation, the Corporation may, at any time, or from time to time, redeem the whole or any part of the shares of Series A after the earlier of (i) July 11, 1996, and (ii) the date on which the last reported sales price of the Common Stock will have been $7.50 or higher for at least 20 of the prior 30 trading days, at the purchase price set forth below, such amount during each such period being hereinafter referred to as the “redemption price”:

Redemption Price
Redemption Period	Per Share

Prior to June 30, 1992	$10.83
July 1, 1992 to June 30, 1993	$10.67
July 1, 1993 to June 30, 1994	$10.50
July 1, 1994 to June 30, 1995	$10.33
July 1, 1995 to June 30, 1996	$10.17
July 1, 1996 and thereafter	$10.00

plus in each case an amount equal to accumulated and unpaid dividends, whether or not earned and whether or not declared or required to be declared, to and including the date of redemption.  In case of the redemption of shares of Series A in part, shares to be redeemed may be selected ratably or by lot in such manner as may be prescribed by resolution of the Board of Directors of the Corporation.

(b) Not less than twenty (20) nor more than fifty (50) days previous notice by mail, postage prepaid, shall be given to the holders of record of Series A to be redeemed, such notice to be addressed to each shareholder at his post office address as shown by the records of the Corporation, stating the record date, the date of redemption, the applicable price and the place at which such shareholder may obtain payment of such redemption price upon surrender of the certificates for such shares of Series A.

On or after the date of redemption as stated in such notice, each holder of shares of Series A called for redemption shall surrender his certificates for such stock to the Corporation at the place designated in such notice and shall thereupon be entitled to receive payment of the applicable redemption price. In case less than all shares represented by such surrendered certificates are redeemed, a new certificate shall be issued representing the unredeemed shares.  If such notice of redemption shall have been duly given, and if, on or before the redemption date, funds adequate for the redemption shall have been set aside by the Corporation so as to be and continue to be available therefor, then, notwithstanding the fact that certificates representing any shares of Series A so called for redemption shall not have been surrendered for cancellation, the dividends on shares of Series A so called for redemption shall cease to accumulate on and after the date of redemption and all rights with respect to the shares so called for redemption shall forthwith on and after such redemption date cease and the shares of Series A so called for redemption shall no longer be deemed outstanding, except only the right of the holders to receive the applicable redemption price plus accumulated but unpaid dividends up to the date fixed for redemption but without interest.

The Corporation may, however, at any time after giving notice of redemption as aforesaid and on or prior to the redemption date specified in the notice of redemption, deposit with a transfer agent,

as a trust fund, all funds necessary for such redemption, together with irrevocable written instructions and authority to such transfer agent, at the expense of the Corporation, to give or complete the notice of redemption thereof and to pay, on or after the redemption date, to respective holders of shares of Series A called for redemption, as evidenced by a list of holders of such shares certified by the Corporation by its Secretary or its Assistant Secretary, the applicable redemption price upon surrender of their respective share certificates and thereafter, from and after the redemption date, such shares shall be deemed to be redeemed and dividends thereon shall cease to accrue after the redemption date.  Thereafter such shares shall no longer be deemed to be outstanding and the holders thereof shall cease to be shareholders with respect to such shares, and shall have no rights with respect thereto except the right to receive from the transfer agent payment of the applicable redemption price of such shares without interest, upon surrender of their respective certificates therefor.

(c) All shares of Series A redeemed or otherwise acquired by the Corporation shall immediately be cancelled and restored to the status of authorized but unissued shares of Senior Preferred Stock.

(4)                      Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary of involuntary, the holders of shares of Series A shall be entitled, before any distribution is made to any junior stock, to be paid the sum of $10.00 per share plus an amount equal to accumulated and unpaid dividends, whether or not earned and whether or not declared or required to be declared at the date of such distribution, and the holders of shares of Series A shall not be entitled to any further payment.  In case the net assets of the Corporation are insufficient to pay the holders of all outstanding shares of Series A and any outstanding shares of parity stock the amount to which they are respectively entitled, then the entire net assets of the Corporation shall be distributed ratably among the holders of all outstanding shares of Series A and any outstanding shares of parity stock in proportion to the respective amounts that would be payable per share if such assets were sufficient to permit payment in full.

Neither the merger nor consolidation of the Corporation into or with another corporation nor the merger of any other corporation into the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this provision, but the sale, lease or conveyance of all or substantially all of the Corporation’s assets will be deemed a liquidation, dissolution or winding up of the Corporation within the meaning of this provision.

(5)                      Whenever, at any time or times, dividends payable on Series A shall be in arrears in an aggregate amount equivalent to six (6) full quarterly dividends, the number of directors constituting the Board of Directors shall be increased by two and there shall be vested in the shares of Series A at the time outstanding, voting separately as a class and with one vote per share, the right to elect two directors of the Corporation to fill such newly created directorships; provided, however that such right will not apply if or to the extent that two directors of the Corporation (whose terms of office do not expire at a meeting held to elect such directors) previously have been elected by the holders of shares of Series A.  At such election, holders of shares of Series A will not be entitled to cumulate their votes.  If at the time of any such election the Board of Directors of the Corporation shall be divided into two or more classes, the director or directors elected by the holders of the shares of Series A shall be allocated as evenly as possible among such classes or as the Certificate of Incorporation or By-laws of the Corporation may otherwise require and shall serve for the term of office of the relevant class or until the right to elect such directors shall terminate as provided in the following sentence, whichever occurs first.  After vesting, such voting rights will continue to be so vested until (i) all arrears in dividends on all Series A shall have been paid; and (ii) accumulated dividends on all Series A for the current quarterly dividend period shall have been paid or declared and set apart for payment.

Voting rights hereunder shall be exercised at each annual meeting of shareholders for the election of directors held at any time when such voting rights shall be vested in the holders of the shares of Series A and at each such meeting the holders of shares of Series A voting separately as a class, shall have the right to elect two directors of the Corporation; provided, however, that if, at the time of any such election, the Board of Directors of the Corporation shall be divided into two or more classes and two directors shall have been elected and are serving for terms that do not expire at such annual meeting of shareholders, then the holders of shares of Series A shall not have the right to vote to elect directors at such annual meeting; and provided, further, however, that such voting rights shall become vested more than ninety (90) days or less than twenty (20) days before the date prescribed for the annual meeting of shareholders, thereupon the holders of the shares of Series A shall be entitled to exercise their voting rights at a special meeting of the holders of the shares of Series A.  Any such special meeting of the holders of the shares of Series A shall be called by the Board of Directors of the Corporation prior to the expiration of twenty (20) days from the date on which such voting rights became vested upon notice similar to that provided for an annual meeting, and shall be held at the earliest practicable date.  If such special meeting is not so called or held, it may be called and held in the following manner: at any time when so requested in writing, more than ninety (90) days prior to the date prescribed for the annual meeting of shareholders, by the holders of at least ten percent (10%) of the outstanding shares of Series A entitled to vote for directors (which request may be made by personal service or by mailing the same within the United States by registered or certified mail addressed to the Secretary of the Corporation at the principal executive office), the Secretary shall, at least twenty-five (25) days prior to the date specified for the special meeting, mail written notice thereof to all holders of stock entitled to vote thereat, addressed to each such holder at his last address according to the records of the Corporation.  The record date for shareholders entitled to notice of and to vote at such special meeting shall be the close of business on the Monday following the expiration of fifteen (15) days from the date such written request is made as above provided.  The date of such special meeting of shareholders shall be thirty (30) days after the record date therefor and such meeting shall be held at the hour and place of the holding of the last annual meeting of shareholders.  If the Secretary of the Corporation shall fail or refuse to give such notice as above provided, then any person designated in writing by the holders of at least ten percent (10%) of the outstanding shares of Series A in which voting rights are vested may give such notice, or cause such notices to be given, at least ten (10) days before the date of the special meeting, and any person so designated, or his representative or representatives duly appointed in writing, shall have access to the stock books of the Corporation, for the purpose of giving such notice.  If any date provided for above shall fall on a Saturday, Sunday or legal holiday then such date shall be the next succeeding full business day.

At any meeting at which holders of any shares of Series A shall have the right, voting separately as a class, to elect directors as aforesaid, the presence in person or by proxy of the holders of one-third (1/3) of such shares shall be required to constitute a quorum of such class for the election of directors.  If at any such meeting or adjournment thereof a quorum of Series A shall not be present, no election of directors by Series A shall take place and the meeting may be adjourned from time to time for periods not exceeding thirty (30) days until a quorum of Series A is present at such adjourned meeting.  The Board of Directors shall make proper arrangements for admission to the Board of Directors of the two directors elected by Series A. When the right to vote for directors no longer exists in the holders of the shares of Series A, the term of office of such directors then in office as shall have been elected by the holders of Series A shall terminate and the vacancies so created shall be filled by a majority of the remaining directors or the size of the Board may be decreased by such vacancies. If a director elected by the holders of shares of Series A shall resign, die or be removed, the remaining director elected by the holders of shares of Series A shall designate a successor to fill the vacancy so created to serve until his successor shall have been elected or until the termination of the voting rights of the holders of shares of Series A, whichever occurs first.

(6)                      So long as any shares of Series A are outstanding, the Corporation shall not amend, alter or repeal any of the provisions of the Certificate of Incorporation (which term includes each and all amendments for the purpose of creating other series of Preferred Stock) so as to affect adversely the rights, powers or preferences of the shares of Series A or of the holders thereof without the consent of the holders of at least a majority of the total number of outstanding shares of Series A, given in person or by proxy, by vote at a meeting called for that purpose.  An amendment which increases the number of authorized shares of Preferred Stock, or which creates another series of Preferred Stock, or which authorizes the issuance of additional shares of Series A, in each case ranking pari passu with Series A as to dividends and the distribution of assets, or the issuance of such shares shall not require the approval of the holders of Series A.  However, in the application of these provisions, any amendment which would authorize or create any shares of stock ranking prior to Series A as to dividends or as to distribution of assets upon liquidation, dissolution or winding up of the Corporation shall be considered as affecting adversely the rights of all outstanding shares of Series A.

(7)                     The shares of Series A shall be convertible, at the option of the holders thereof at any time at the offices of such duly appointed transfer agent for the shares of Series A, into fully paid and nonassessable shares (calculated to the nearest 1/10,000 of a share) of Common Stock of the Corporation at the rate of 3.5 shares of Common Stock for each share of Series A; provided, however, that in the case of the redemption of any shares of Series A such right of conversion shall cease and terminate, as to the shares called for redemption, at the close of business on the fifth business day immediately preceding the date fixed for redemption, unless default shall be made in the payment of the redemption price.  The rate at which shares of Common Stock shall be deliverable in exchange for shares of Series A upon conversion thereof is hereinafter referred to as the “conversion rate” for Series A.  The conversion rate shall be subject to further adjustment from time to time in certain instances as hereinafter provided, except that no adjustment shall be made unless by reason of the happening of any one or more of the events hereinafter specified, the conversion rate then in effect shall be changed by 3% or more, but any adjustment of less than 3% that would otherwise be required then to be made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, together with an adjustment or adjustments so carried forward, amounts to 3% or more.  In no event, however, shall the conversion rate be adjusted such that Common Stock would be issued at a conversion price for the liquidation preference, plus accumulated and unpaid dividends, of a converted share of Series A of less than $.10 per share of Common Stock (the par value thereof).  Upon conversion, the Corporation shall make no payment or adjustment on account of dividends accrued or in arrears on the shares of Series A surrendered for conversion; however, a holder of shares of Series A who converts such shares after the record date for a dividend and on or before the dividend payment date will receive the dividend payable on such shares of Series A on such dividend payment date.  As used herein, the term “business day” shall mean any Monday, Tuesday, Wednesday, Thursday or Friday on which banks in The City of New York are not authorized to close.

Before any holder of shares of Series A shall be entitled to convert the same into Common Stock, he shall surrender the certificate or certificates for such shares of Series A at the office of the transfer agent which certificate or certificates, if the Corporation shall so request, shall be duly endorsed to the Corporation or is blank, and shall give written notice to the Corporation at said office that he elects so to convert said shares of Series A and shall state in writing therein the name or names in which he wishes the certificate or certificates for Common Stock to be issued.

The Corporation will, a soon as practicable after such surrender of certificates for shares of Series A accompanied by the written notice and the statement above prescribed, issue and deliver at the office of the transfer agent, to the person for whose account such shares were so surrendered, or to his nominee or nominees, certificates for the number of full shares of Common Stock to which he shall be entitled as aforesaid, together with a cash adjustment for any fraction of a share as hereinafter stated, if not evenly convertible.  Subject to the following provisions of this paragraph, such conversion shall be deemed to have been made as of the date of such surrender of the shares of Series A to be converted; and the person or persons entitled to receive the Common Stock issuable upon conversion of such shares of Series A shall be treated for all purposes as the record holder or holders of such Common Stock on such date.  The Corporation shall not be required to convert, and no surrender of shares of Series A shall be effective for that purpose, while the stock transfer books of the Corporation are closed for any purpose; but the surrender of shares of Series A for conversion during any period while such books are closed shall become effective for conversion immediately upon the reopening of such books, as if the conversion had been made on the date such shares were surrendered, and at the conversion rate in effect at the date of such surrender.

The conversion rate for Series A shall be subject to further adjustment from time to time as follows:

(a)                                             If the Corporation shall at any time pay a dividend on its Common Stock (including, if applicable, shares of such stock held by the Corporation in treasury) in shares of its Common Stock, subdivide its outstanding shares of Common Stock into a larger number of shares or combine its outstanding shares of Common Stock into a smaller number of shares, the conversion rate in effect immediately prior thereto shall be adjusted so that each share of Series A shall thereafter be convertible into the number of shares of Common Stock which the holder of a share of Series A would have been entitled to receive after the happening of any of the events described above had such share been converted immediately prior to the happening of such event.  An adjustment made pursuant to this paragraph (a) shall become effective retroactively to the record date in the case of a dividend and shall become effective on the effective date in the case of a subdivision or combination.

(b)                                             If the Corporation shall issue rights or warrants to all holders of shares of Common Stock for the purpose of entitling them (for a period not exceeding forty-five (45) days from the date of issuance) to subscribe for or purchase shares of Common Stock at a price per share (taking into account any consideration received by the Corporation for such rights or warrants the value of such consideration, if other than cash, to be determined by the Board of Directors) less than the average market price per share (determined as provided below) of the Common Stock on the declaration date for such issuance, then in each such case unless the holders of shares of Series A shall be permitted to subscribe for or purchase shares of Common Stock on the same basis as though such shares of Series A had been converted into shares of Common Stock immediately prior to the record date for the determination on of the shareholders entitled to receive such rights or warrants, the number of shares of Common Stock into which each share of Series A shall after such record date be convertible shall be determined by multiplying the number of shares of Common Stock into which each share of Series A was convertible on the date immediately preceding such declaration date by a fraction the numerator of which shall be the sum of the number of shares of Common Stock outstanding on such declaration date and the number of additional shares of Common Stock so offered for subscription or purchase, and the denominator of which shall be the sum of the number of shares of Common Stock outstanding on such declaration date and the number of shares of Common Stock which the aggregate offering price of the total number of shares so offered would purchase at such average market price; provided, however, if all the shares of Common Stock offered for subscription or purchase are not delivered upon the exercise of such rights or warrants, upon the exercise of such rights or warrants the number of shares of Common Stock into which each share of Series A shall thereafter be convertible shall be readjusted to the number of shares which would have been in effect had the numerator and the denominator of the foregoing fraction and the resulting adjustment been made based upon the number of shares of

Common Stock actually delivered upon the exercise of such rights or warrants rather than upon the number of shares of Common Stock offered for subscription or purchase.  For the purposes of this paragraph (b), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation.

For the purpose of any computation under this paragraph (7), the average market price per share of Common Stock on any date shall be the average of the daily closing prices for the fifteen (15) consecutive trading days commencing twenty (20) trading days before the date of declaration or authorization by the Board of Directors of the Corporation of such issuance or distribution.  The closing price for each day shall be the last sales price regular way or, in case no such sale takes place on such day, the average of the closing bid and asked prices regular way, in either case on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or, if not listed or admitted to trading on any national securities exchange, on NASDAQ/NMS or, if the Common Stock is not listed or admitted to trading on any national securities exchange or quoted on NASDAQ/NMS, the average of the closing bid and asked prices as furnished by any New York Stock Exchange member firm selected from time to time by the Board of Directors of the Corporation for such purpose.

(c)                                  If the Corporation shall distribute to all the holders of Common Stock (i) any rights or warrants to subscribe for or purchase any security of the Corporation (other than those referred to in paragraph (b) above) or any evidence of indebtedness or other securities of the Corporation (other than Common Stock), or (ii) assets (other than cash) having a fair market value (as determined in a resolution adopted by the Board of Directors of the Corporation, which shall be conclusive evidence of such fair market value) in an amount during any 12-month period equal to more than 10% of the market capitalization (as defined below) of the Corporation, then in each such case the number of shares of Common Stock into which each share of Series A shall be convertible after the record date for determination of the shareholders entitled to receive such distribution shall be determined by multiplying the number of shares of Common

Stock into which each share of Series A was theretofore convertible on the day immediately preceding the date of declaration or authorization by the Board of Directors of the Corporation of such distribution by a fraction the numerator of which shall be the average market price per share (determined as provided in paragraph (b) above) of the Common Stock on such declaration date and the denominator of which shall be such average market price per share less the then fair market value (as determined by the Board of Directors of the Corporation as provided below) of the portion of the assets, rights, warrants, evidences of indebtedness or other securities so distributed applicable to one (1) share of Common Stock.  Such adjustment shall become effective retroactively immediately after the declaration date.  The term “market capitalization” shall mean an amount determined by multiplying the number of shares of Common Stock outstanding on such declaration date by the average market price per share (determined as provided in paragraph (b) above) of the Common Stock on such declaration date.

(d)                                 In case of any capital reorganization or any reclassification of the capital stock of the Corporation or in case of the consolidation or merger of the Corporation with any other person (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock) or in case of any sale or conveyance of all or substantially all of the assets of the Corporation, the person formed by such consolidation or resulting from such capital reorganization, reclassification or merger or which acquires such assets, as the case may be, shall make provision in the articles or certificate of incorporation of such person such that each share of Series A then outstanding shall thereafter be convertible into the kind and amount of shares of stock, other securities, cash and other property receivable upon such capital reorganization, reclassification of capital stock, consolidation, merger, sale or conveyance, as the case may be, by a holder of the number of shares of Common Stock into which such share of Series A was convertible immediately prior to the effective date of such capital reorganization, reclassification of capital stock, consolidation, merger, sale or conveyance, assuming (1) such holder of Common Stock of the Corporation is not a person with which the Corporation consolidated or into which the Corporation merged or which merged into the Corporation or to which such sale or transfer was made as the case may be (“constituent entity”), or an affiliate of a constituent entity, and (ii) such person failed to exercise his rights of election, if any, as to the kind or amount of securities, cash and other property receivable upon such capital reorganization, reclassification of capital stock, consolidation, merger, sale or conveyance and, in any case appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions herein set forth with respect to rights and interests thereafter of the holder of the shares of Series A, to the end that the provisions set forth herein (including the specified changes in and other adjustments of the conversion rate) shall thereafter be applicable, as near as reasonably may be, in relation to any shares of stock or other securities or other property thereafter deliverable upon the conversion of the shares of Series A.  In the event that at any time, as a result of any adjustment made pursuant to subparagraphs (a) to (d) above, the holder of any share of Series A thereafter surrendered for conversion shall become entitled to receive any shares of the Corporation other than shares of Common Stock, the number and type of such other shares so receivable upon conversion of any share of Series A shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions contained in subparagraphs (a) to (d) above, with respect to the Common Stock.

(e)                                  Whenever the conversion rate is adjusted as provided in this paragraph 7, the Corporation shall forthwith file with the transfer agent for the shares of Series A a certificate signed by the President or one of the Vice Presidents of the Corporation and by the Treasurer or an Assistant Treasurer, stating the adjusted conversion rate determined as provided in this paragraph 7.  Such certificate shall show in detail the facts requiring such adjustment.  Whenever the conversion rate is adjusted, the Corporation will forthwith cause a notice stating the adjustment and the conversion rate to be mailed to the respective holders of record of the shares of Series A.  The transfer agent shall be under no duty to make any inquiry or investigation as to the statements contained in any such certificate or as to the manner in which any computation was made, but may accept such certificate as conclusive evidence of the statements therein contained, and each transfer agent shall be fully protected with respect to any and all acts done or action taken or suffered by it in reliance thereon.  The transfer agent in its capacity as transfer agent shall not be deemed to have any knowledge with respect to any change of capital structure of the Corporation unless and until it receives a notice thereof pursuant to the provisions of this paragraph (e) and in the absence of any such notice each transfer agent may conclusively assume that there has been no such change.

The Corporation shall at all times reserve and keep available, out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the shares of Series A, such number of shares as shall from time to time be sufficient to effect the conversion of all shares of Series A from time to time outstanding.  The Corporation shall from time to time in accordance with the laws of New York, increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued shall not be sufficient to permit the conversion of all the then outstanding shares of Series A.

No fractions of shares of Common Stock are to be issued upon conversion, but in lieu thereof the Corporation will pay therefor in cash based on the closing price (determined as provided in the last sentence of paragraph (b) above) of the Common Stock on the business day immediately preceding the day of conversion.  If more than one certificate representing shares of Series A shall be surrendered for conversion at one time by the same holder, the number of full shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A so surrendered.

The Corporation will pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series A pursuant hereto.  The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of Common Stock in a name other than in which the shares of Series A so converted was registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax, or has established to the satisfaction of the Corporation, that such tax has been paid.

In case (i) the Corporation shall declare a dividend (or any other distribution) on Common Stock, other than a regular quarterly cash dividend as may from time to time be fixed by the Board of Directors of the Corporation, or shall declare or authorize repurchase of in excess of 10% of the then outstanding shares of Common Stock; or (ii) the Corporation shall authorize the granting to all holders of Common of rights or warrants to subscribe for or purchase any shares of stock of any class or of any other rights or warrants; or (iii) of any capital reorganization or reclassification of Common (other than a subdivision or combination of the outstanding Common Stock, or a change in par value, or from par value to no par value, or from no par value to par value), or of any consolidation or merger to which the Corporation is a party and for which approval of any shareholders of the Corporation shall be required, or of the sale or transfer of all or substantially all of the assets of the Corporation; or (iv) of any dissolution, liquidation or winding up of the Corporation; then in any such event the Corporation shall cause to be filed with the transfer agent for Series A, and shall cause to be mailed to the holders of record of Series A, at their last address as they shall appear upon the stock transfer books of the Corporation, at least 15 days prior to any applicable record date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, or granting of rights or warrants or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, redemption, rights or warrants are to be determined, or (v) the date on which such capital reorganization, reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such capital reorganization, reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up (but no failure to mail such notice or any defect therein or in the mailing thereof shall affect the validity of the corporation action required to be specified in such notice).

Upon conversion of Series A the stated capital of the Common Stock issued upon such conversion shall be the aggregate par value thereof, and the stated capital and capital surplus (capital in excess of par value) of the Corporation shall be correspondingly increased or reduced to reflect the difference between the stated capital of

Series A so converted and the par or stated value of the Common Stock issued upon conversion.

(8)                                 In case there shall occur a Change in Control, the conversion rate for Series A shall, in addition to any applicable adjustment to be made pursuant to paragraph (7) hereof, be adjusted to the Market Adjusted Rate (but only if the Market Adjusted Rate is higher than the conversion rate in effect at such time without giving effect to this paragraph (8)).

(a)                                 As used herein, (i) a “Change in Control” of the Corporation shall be deemed to have occurred at such time as any Person, together with any of its Affiliates or Associates, acquires, directly or indirectly, beneficial ownership with the power to vote shares of capital stock of the Corporation (excluding any such shares which such Person or its Affiliates or Associates have the right to acquire through the exercise of any option, warrant or right or upon the conversion of security) entitling such Person to exercise 66-2/3 percent or more of the total voting power of all classes of capital stock of the Corporation entitled to vote in elections of directors (other than any shares entitled to such vote solely as a result of the failure of the Corporation to declare or pay dividends with respect to such shares); provided that such acquisition shall not be deemed to be a Change in Control if (y) such acquisition results from a business combination (including a merger or consolidation or sale of all or substantially all the assets of the Corporation), in which Series A thereafter is convertible solely into Common Stock (or like equity securities, exclusive of cash for fractional shares) of the Corporation, or of the then ultimate parent company of the Corporation, which Common Stock (or like equity securities) is publicly traded on The New York Stock Exchange, Inc., the American Stock Exchange, Inc., the NASDAQ/NMS or other comparable stock exchange or quotation system; or (g) Persons who on January 1, 1990 were holders of the Company’s Class B Stock and their Permitted Transferees, as defined in Paragraph 3.I.C. of the Company’s Restated Certificate of Incorporation filed on the 19th day of May, 1992, or their Affiliates, own or control in the aggregate more than 33-1/3 percent of the total voting power of all classes of capital stock of the Corporation entitled to vote in elections of directors (other than any shares entitled to such vote solely as a result of the failure of the Corporation to declare or pay dividends with respect to such shares); (ii) a “Person” includes a natural person, corporation, partnership, trust or any legal entity; (iii) an “Affiliate” of, or a Person “affiliated” with, a specified Person, is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with the Person specified; (iv) an “Associate” of, or a Person “associated” with any Person, means (A) any corporation or organization (other than the Corporation or a subsidiary of the Corporation) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (B) any trust or another estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (C) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person or who is a director or officer of such Person or any of its parents or subsidiaries; and (v) the term “beneficial owner” shall be determined in accordance with Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

(b)                                 As used herein (1) the “Market Adjusted Rate” shall be the conversion rate determined by multiplying (A) the number of shares of Common Stock into which each share of Series A was convertible immediately prior to the Change in Control by (B) the quotient obtained by dividing the Current Conversion Price by the Change in Control Price; provided, however, that in no event shall such quotient be more than 1.8 nor less than 1.0 and accordingly any quotient which is more than 1.8 shall be reduced to 1.8 and any quotient which is less than 1.0 shall be increased to 1.0 for the purposes of calculating the Market Adjusted Rate; (ii) the “Current Conversion Price” shall be the price obtained by dividing (A) the full amount (excluding accrued and unpaid dividends) to which the holder of a share of Series A would be entitled by reason of liquidation of the Corporation assuming the assets of the Corporation are sufficient for the payment thereof by (B) the number of shares of Common Stock into which each share of Series A was convertible immediately prior to the Change in Control; and (iii) the “Change in Control Price” shall be the average market price per share (as determined pursuant to paragraph (7) hereof) of the Common Stock on the date of the Change in Control, which in the case of a Change in Control effected by means of a tender offer or exchange offer shall be the expiration date of such offer.

(c)                                  Any required adjustment pursuant to this paragraph (8) shall be effective immediately following consummation of the transaction giving rise to the Change in Control and, for purposes of any adjustment to be made pursuant to paragraph (d) of paragraph (7) hereof, shall be given effect in accordance with such paragraph (d).  Nothing in this paragraph (8) shall be construed to limit the applicability of paragraph (7) hereof and nothing in paragraph (7) hereof shall be construed to limit the applicability of this paragraph (8).

E.                                     First Series Junior Preferred Stock.  There is hereby created out of the 2,650,000 shares of Junior Preferred Stock, Par Value $.01 Per Share, of the Corporation presently authorized a series of 1,500,000 shares to be designated as the “First Series Junior Preferred Stock,” which series shall have the following designations, relative rights, preferences and limitations, in addition to those set forth in Paragraph 3 of the Restated Certificate of Incorporation of the Corporation.

(1)                                 Designation and Amount.  The shares of such series shall be designated as the “First Series Junior Preferred Stock” (the “First Series Junior Preferred Stock”) and the number of shares constituting such series shall be one million five-hundred thousand (1,500,000).  Such number of shares may be increased or decreased by resolution of the Board of Directors; provided that no decrease shall reduce the number of shares of First Series Junior Preferred Stock to a number less than that of the shares then outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation.

(2)                                 Dividends and Distributions.

(a)                                 Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of First Series Junior Preferred Stock with respect to dividends, the holders of shares of First Series Junior Preferred Stock, in preference to the holders of Common Stock and of any other stock ranking junior (as to dividends) to First Series Junior Preferred Stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, cumulative quarterly dividends payable in cash or in kind, as hereinafter provided, on the last day of March, June, September and December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of First Series Junior Preferred Stock, in an amount per share (rounded to the nearest cent equal to the greater of (a) $1.00 (payable in cash) or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount (payable in cash) of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of First Series Junior Preferred Stock.  If the Corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock or effect a subdivision or combination of the outstanding shares of Common Stock (by reclassification or otherwise), into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of First Series Junior Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that was outstanding immediately prior to such event.

(b)                                 The Corporation shall declare a dividend or distribution on the First Series Junior Preferred Stock as provided in subparagraph (a) of this Paragraph 3.II.E.(2) immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, if no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the First Series Junior Preferred Stock shall nevertheless accrue and be cumulative on the outstanding shares of First Series Junior Preferred Stock as provided in subparagraph (c) of this Paragraph 3.II.E.(2).

(c)                                  Dividends shall begin to accrue and be cumulative on outstanding shares of First Series Junior Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of First Series Junior Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of First Series Junior Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date.  Accrued but unpaid dividends shall not bear interest.  Dividends paid on the shares of First Series Junior Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share by share basis among all such shares at the time outstanding.  The Board of Directors may fix a record date for the determination of holders of shares of First Series Junior Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

(3)                                 Voting Rights.  The holders of shares of First Series Junior Preferred Stock shall have the following voting rights:

(a)                                 Subject to the provision for adjustment hereinafter set forth, each share of First Series Junior Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the shareholders of the Corporation.  If the Corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of First Series Junior Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(b)                                 Except as otherwise provided in this Restated Certificate of Incorporation or the Corporation’s Bylaws, the holders of shares of First Series Junior Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

(4)                                 Certain Restrictions.

(a)                                 Whenever quarterly dividends or other dividends or distributions payable on the First Series Junior Preferred Stock as provided in Paragraph 3.II.E.(2) are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of First Series Junior Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(i)                                     declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (as to dividends) to the First Series Junior Preferred Stock;

(ii)                                  declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (as to dividends) with the First Series Junior Preferred Stock, except dividends paid ratably on the First Series Junior Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled; or

(iii)                               purchase or otherwise acquire for consideration any shares of First Series Junior Preferred Stock, or any shares of stock ranking on a parity (as to dividends) with the First Series Junior Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(b)                                 The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under subparagraph (a) of this Paragraph 3.II.E.(4), purchase or otherwise acquire such shares at such time and in such manner.

(5)                                 Reacquired Shares.  Any shares of First Series Junior Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof.  All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

(6)                                 Liquidation, Dissolution or Winding Up.  Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (1) to the holders of shares of stock ranking junior (as to amounts payable upon liquidation, dissolution or winding up) to the First Series Junior Preferred Stock unless, prior thereto, the holders of First Series Junior Preferred Stock shall have received an amount per share (rounded to the nearest cent) equal to the greater of (a) $100.00 per share, or (b) an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amounts to be distributed per share to holders of Common Stock, plus, in either case, an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, or (2) to the holders of stock ranking on a parity (as to amounts payable or upon liquidation, dissolution or winding up) with the First Series Junior Preferred Stock and all other such parity stock in proportion to the total amounts to which the holder of all such shares are entitled upon such liquidation, dissolution or winding up.  If the Corporation shall, at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination of the outstanding shares of Common Stock by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each case the aggregate amount to which holders of shares of First Series Junior Preferred Stock were entitled immediately prior to such event under the provision in clause (1)(b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(7)                                 Consolidation, Merger, Etc.  If the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash or any other property, or any combination thereof, then in any such case the shares of First Series Junior Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash or any other property, or any combination thereof, into which or for which each share of Common Stock is changed or exchanged.  If the Corporation shall at any time declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of First Series Junior Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(8)                                 No Redemption.  The shares of First Series Junior Preferred Stock shall not be redeemable.

(9)                                 Rank.  Except as otherwise provided in the Restated Certificate of Incorporation, as amended, the Corporation may authorize or create any series of Preferred Stock ranking prior to or on a parity with the First Series Junior Preferred Stock as to dividends or as to distribution of assets upon liquidation, dissolution or winding up.

(10)                          Amendment.  The Restated Certificate of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the First Series Junior Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority of the outstanding shares of First Series Junior Preferred Stock, voting together as a single class.

4.                                      The office of the Corporation shall be located in the City of New York, County of New York and State of New York.

5.                                      The Secretary of State of the State of New York is the agent of the Corporation upon whom process in any action or proceeding against it may be served.  The post office address to which the Secretary of State shall mail a copy of any process against the Corporation served upon him is:  “c/o Corporation Service Company, 80 State Street, Albany, New York 12207-2543.”

6.                                      The name and address of the registered agent of the corporation are Corporation Service Company, 80 State Street, Albany, New York 12207-2543.  Said registered agent is to be the agent upon which process against the corporation may be served.

7.                                      Any of the following actions may be taken by the shareholders of the Corporation only by the affirmative vote of the holders of two-thirds of all outstanding shares entitled to vote there: (a) adoption, amendment or repeal of any By-law or any provision of this Restated Certificate of Incorporation relating to (i) the number, classification and terms of office of directors (ii) the removal of directors without cause, or (iii) the power of the Board of Directors to adopt, amend or repeal By-Laws of the Corporation or the vote of the Board of Directors required for any such adoption, amendment or repeal; or (b) any amendment or repeal of this Paragraph 7.  Nothing contained in this Paragraph 7 shall in any way limit the power of the Board of Directors to adopt, amend or repeal By-Laws of the Corporation.

8.                                      A director of the Corporation shall not be liable to the Corporation or its shareholders for damages for any breach of duty in such a capacity unless a judgment or other final adjudication adverse to the director establishes that:

(a)                                 The director’s acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law;

(b)                                 The director personally gained in fact a financial profit or other advantage to which the director was not legally entitled; or

(c)                                  The director’s acts violate Section 719 of the New York Business Corporation Law (the “BCL”).

A director’s liability for any act or omission prior to the adoption of this paragraph 8 shall not be eliminated or limited by virtue hereof and any repeal or modification of the foregoing provisions of, or the adoption of any provision of, the Restated Certificate of Incorporation inconsistent with this paragraph 8 shall not adversely affect any right, immunity or protection of a director existing hereunder with respect to any act or omission occurring prior to or at the time of such repeal or modification or the adoption of such inconsistent provision.

If, after approval by the shareholders of this paragraph 8, the BCL is amended to permit the further elimination or limitation of the personal liability of a director, then the liability of the director shall be eliminated or limited to the fullest extent permitted by the BCL as so amended.

The foregoing restatement of the certificate of incorporation as so restated was authorized by the majority vote of the Board of Directors of the Corporation in accordance with Section 807 of the Business Corporation Law.